Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Record Third Quarter 2010 Results

COLUMBUS, Ohio – (November 3, 2010) – Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”), formerly known as Hexion Specialty Chemicals, Inc., today announced results for the third quarter ended September 30, 2010. Results for the third quarter of 2010 include:

•

Revenues of $1.4 billion in the third quarter of 2010 compared to $1.08 billion during the prior year period as sales continued to increase primarily due to volume gains, pricing actions and the contractual pass through of higher raw material costs, partially offset by the negative impact of foreign currency translation.

•

Operating income of $189 million for the third quarter of 2010 compared to operating income of $77 million for the prior year period. Third quarter 2010 operating income improved compared to the prior year primarily due to higher revenues, lower expenses and an improved cost structure resulting from the Company’s ongoing productivity program.

•	Net income of $116 million for the third quarter of 2010 versus net income of $60 million in the prior year period. Third quarter 2010 results reflected the same factors impacting operating income.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $202 million in the third quarter of 2010 compared to $128 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release. In addition, the Company reported Pro Forma Adjusted EBITDA for the last twelve months of $691 million; including savings of approximately $50 million that the Company expects to achieve in connection with the shared services agreement that it recently entered into with Momentive Performance Materials Inc.

“Our record third quarter 2010 Segment EBITDA reflected continued growth in our specialty products and aggressive cost control initiatives,” said Craig O. Morrison, Chairman, President and CEO “Third quarter 2010 volumes were six percent lower than our previous record quarter, which was the first quarter of 2007, but our segment EBITDA was approximately 19 percent higher compared to this 2007 quarter demonstrating operating leverage from our ongoing productivity program.”

“In the third quarter of 2010, our significant year-over-year improvement in Segment EBITDA was driven by strength in our specialty epoxy, specialty phenolics, oilfield proppants, and certain international forest products businesses. Our base epoxy resins and our monomers businesses also continued to benefit from strong market demand and tight supply conditions during the third quarter of 2010, which we expect to continue into the fourth quarter of 2010.”

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2010. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release.)

(U.S. Dollars in Millions)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2010	2009	2010	2009
Net Sales to Unaffiliated Customers(1)(2) :
Epoxy and Phenolic Resins	$706	$521	$1,875	$1,414
Formaldehyde and Forest Product Resins	398	315	1,206	858
Coatings and Inks	270	244	771	669

	$1,374	$1,080	$3,852	$2,941

Segment EBITDA(2) :
Epoxy and Phenolic Resins	$151	$83	$329	$192
Formaldehyde and Forest Product Resins	46	31	138	75
Coatings and Inks	27	27	69	50
Corporate and Other	(22)	(13)	(49)	(38)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	The Company changed its segment reporting in the first quarter of 2010. Prior period balances have been recast to conform to the Company’s current reportable segments.

Reconciliation of Segment EBITDA to Net Income (Unaudited)

(U.S. Dollars in Millions)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2010	2009	2010	2009
Segment EBITDA:
Epoxy and Phenolic Resins	$151	$83	$329	$192
Formaldehyde and Forest Product Resins	46	31	138	75
Coatings and Inks	27	27	69	50
Corporate and Other	(22)	(13)	(49)	(38)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income, net	56	19	91	61
Non-cash charges	(5)	2	(16)	3
Unusual items:
(Loss) gain on divestiture of assets	—	(1)	2	(2)
Business realignments	(6)	(15)	(17)	(53)
Asset impairments	—	—	—	(47)
Other	(12)	(11)	(28)	(33)

Total unusual items	(18)	(27)	(43)	(135)

Total adjustments	33	(6)	32	(71)
Interest expense, net	(70)	(52)	(205)	(172)
Gain on extinguishment of debt	—	41	—	223
Income tax expense	(7)	(7)	(25)	(7)
Depreciation and amortization	(42)	(44)	(128)	(132)

Net income attributable to Momentive Specialty Chemicals Inc.	116	60	161	120
Net income attributable to noncontrolling interest	—	—	—	1

Net income	$116	$60	$161	$121

Nine Month 2010 Results

Sales for the first nine months of 2010 were $3.9 billion, a 31 percent increase compared to the first nine months of 2009. Volume increases across substantially all of our product lines drove the majority of the year-over-year sales increase. Operating income for the first nine months of 2010 totaled $394 million compared to $80 million in the first nine months of 2009. In the first nine months of 2010, operating income improved compared to the prior year primarily due to higher revenues, lower expenses and an improved cost structure resulting from the Company’s ongoing productivity program. Momentive Specialty Chemicals posted net income of $161 million in the first nine months of 2010 compared to $120 million in the first nine months of 2009. Net income in the first nine months of 2009 included a gain of $223 million from the extinguishment of debt for amounts less than the face value of the debt securities.

Outlook

“Looking ahead, we expect normal seasonality to impact our fourth quarter 2010 results based on the trends we’ve historically experienced,” Morrison said. “We also expect continued strength in volumes for specialty applications, including those serving alternative energy markets, in the fourth quarter of 2010. In addition, we were pleased to announce our refinancing activities in late October, which extends $533 million of our debt maturities from 2014 to 2020. We’re excited to build on our third quarter 2010 results and look forward to serving a larger customer base going forward as one of the companies forming the new Momentive.”

Liquidity and Capital Resources

At September 30, 2010, Momentive Specialty Chemicals had $3.653 billion of debt. In addition, at September 30, 2010, Momentive Specialty Chemicals had $412 million in liquidity including $122 million of unrestricted cash and cash equivalents, $221 million of borrowings available under our senior secured revolving credit facilities, and $69 million of borrowings available under additional credit facilities at certain international subsidiaries with various expiration dates through 2011 and an equity commitment from certain affiliates of Apollo Management, L.P.

At September 30, 2010, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts committed from its parent.

Earnings Call

Momentive Specialty Chemicals will host a teleconference to discuss Third Quarter 2010 results on Wednesday, November 3, 2010, at 9 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-761-0749

International Participants: 617-614-2707

Participant Passcode: 40868351

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on November 3, 2010. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 10037128. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also reflects other adjustments permitted in calculating compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. Certain covenants and tests in these agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The test to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and tests and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

Sept. 30, 2010 LTM Period
Reconciliation of Net Income to Pro Forma Adjusted EBITDA
Net income	$157
Income taxes	20
Gain on extinguishment of debt	(1)
Interest expense, net	256
Depreciation and amortization	174

EBITDA	606
Adjustments to EBITDA:
Terminated merger and settlement income, net (1)	(92)
Net income attributable to noncontrolling interest	(2)
Non-cash items(2)	16
Unusual items:
Loss on divestiture of assets	2
Business realignments(3)	20
Asset impairments	3
Other (4)	56

Total unusual items	81

Productivity program savings(5)	32
Savings from shared service agreement(6)	50

Pro Forma Adjusted EBITDA	$691

Fixed charges(7)	$252

Ratio of Pro Forma Adjusted EBITDA to Fixed Charges (8)	2.74

(1)

Represents insurance recoveries by our owner related to the $200 million termination settlement payment that was pushed down and treated as an expense of the Company in 2008. Also represents negotiated reductions on accounting, consulting, tax and legal costs related to the terminated Huntsman merger and recognition of insurance settlements associated with the New York Shareholder Action. These amounts are partially offset by legal settlement accruals pertaining to the New York Shareholder Action. (Refer to the Company’s 2009 Annual Report on Form 10-K and other SEC filings for a description of the New York Shareholder Action.)

(2)	Represents stock-based compensation, the write-off of previously deferred financing fees and unrealized foreign exchange and derivative activity.
(3)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(4)

Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, realized foreign currency activity and debt issuance costs related to the January Refinancing Transactions.

(5)	Represents pro-forma impact of in-process productivity program savings.
(6)	Represents pro forma impact of expected savings from the shared services agreement with Momentive Performance Materials Inc. in conjunction with the Momentive Combination.
(7)

Reflects pro forma interest expense based on interest rates at October 21, 2010 as if the January Refinancing Transactions and the execution of a new interest rate swap in July 2010 had taken place at the beginning of the period.

(8)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of September 30, 2010, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical fact, could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our businesses, the economy and other future events and conditions, and are based on currently available financial, economic and competitive data and current business plans. Actual results could vary materially depending on risks and uncertainties that may affect operations, markets, services, prices and other factors as discussed in the Company’s most recent Annual Report on Form 10-K and other filings made by Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals”) with the Securities and Exchange Commission (SEC). We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current credit crises and global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	difficulties with the integration process or realization of benefits from the Momentive Performance Materials transaction,

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in the Company’s footnote to financial statements on Commitments and Contingencies in the Company’s most recent SEC filings,

•	our failure to comply with financial covenants under our credit facilities or other debt, and

•	the other factors described in the Risk Factors sections of the Annual Reports on Form 10-K and in the Company’s other SEC filings.

Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

About the Company

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC. Additional information is available at www.hexion.com.

About the new Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the “new Momentive”). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world.

The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com and at www. hexion.com.

Contacts

Investors:

John Kompa

614-225-2223

john.kompa@hexion.com

Media:

Peter Loscocco

614-225-4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three months ended September 30,
(In millions)	2010	2009
Net sales	$1,374	$1080
Cost of sales	1,123	918

Gross profit	251	162
Selling, general and administrative expense	106	86
Terminated merger and settlement income, net	(56)	(19)
Other operating expense, net	12	18

Operating income	189	77
Interest expense, net	70	52
Gain on extinguishment of debt	—	(41)
Other non-operating income, net	(2)	(1)

Income before income tax	121	67
Income tax expense	7	7

Income before earnings from unconsolidated entities	114	60
Earnings from unconsolidated entities, net of taxes	2	—

Net income	116	60

Comprehensive income	$191	$108

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Nine months ended September 30,
(In millions)	2010	2009
Net sales	$3,852	$2,941
Cost of sales	3,252	2,565

Gross profit	600	376
Selling, general and administrative expense	281	254
Terminated merger and settlement income, net	(91)	(61)
Asset impairments	—	47
Other operating expense, net	16	56

Operating income	394	80
Interest expense, net	205	172
Gain on extinguishment of debt	—	(223)
Other non-operating expense, net	9	4

Income before income tax	180	127
Income tax expense	25	7

Income before earnings from unconsolidated entities	155	120
Earnings from unconsolidated entities, net of taxes	6	1

Net income	161	121
Net income attributable to noncontrolling interest	—	(1)

Net income attributable to Momentive Specialty Chemicals Inc.	$161	$120

Comprehensive income	$156	$200

CONDENSED CONSOLIDATED BALANCE SHEETS

MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

(In millions, except share data)	September 31, 2009	December 31, 2009
Assets
Current assets
Cash and cash equivalents (including restricted cash of $6 and $7, respectively)	$128	$142
Short-term investments	7	10
Accounts receivable (net of allowance for doubtful accounts of $27 and $25, respectively)	663	478
Inventories:
Finished and in-process goods	379	264
Raw materials and supplies	147	115
Other current assets	95	84

Total current assets	1,419	1,093

Other assets, net	141	104
Property and equipment
Land	99	110
Buildings	324	322
Machinery and equipment	2,338	2,368

	2,761	2,800
Less accumulated depreciation	(1,414)	(1,360)

	1,347	1,440
Goodwill	168	177
Other intangible assets, net	143	159

Total assets	$3,218	$2,973

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$542	$481
Debt payable within one year	91	78
Affiliated debt payable within one year	4	4
Interest payable	55	36
Income taxes payable	31	42
Accrued payroll and incentive compensation	74	50
Other current liabilities	166	197

Total current liabilities	963	888

Long-term liabilities
Long-term debt	3,458	3,328
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	215	233
Deferred income taxes	121	120
Other long-term liabilities	122	128
Advance from affiliates	225	225

Total liabilities	5,204	5,022

Commitments and contingencies (See Note 8)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2010 and December 31, 2009	1	1
Paid-in capital	403	485
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	94	99
Accumulated deficit	(2,168)	(2,328)

Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,990)	(2,063)
Noncontrolling interest	4	14

Total deficit	(1,986)	(2,049)

Total liabilities and deficit	$3,218	$2,973

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Nine months ended September 30,
(In millions)	2010	2009
Cash flows (used in) provided by operating activities
Net income	$161	$121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128	132
Gain on extinguishment of debt	—	(223)
Pushdown of recovery of expense paid by shareholder	(83)	(37)
Non-cash impairments and accelerated depreciation	—	51
Deferred tax provision (benefit)	4	(10)
Write-off of deferred financing fees	7	—
Other non-cash adjustments	11	(13)
Loss on disposal of assets, net of taxes	—	2
Stock-based compensation expense	—	4
Net change in assets and liabilities:
Accounts receivable	(185)	118
Inventories	(153)	111
Accounts and drafts payable	70	98
Income taxes payable	(10)	27
Other assets, current and non-current	(19)	(21)
Other liabilities, current and long-term	(6)	(49)

Net cash (used in) provided by operating activities	(75)	311

Cash flows used in investing activities
Capital expenditures	(74)	(92)
Capitalized interest	(1)	(3)
Proceeds from matured debt securities	3	4
Change in restricted cash	1	1
Deconsolidation of variable interest entities	(4)	—
Proceeds from the sale of assets	13	4
Dividends from unconsolidated affiliate	5	—

Net cash used in investing activities	(57)	(86)

Cash flows provided by (used in) financing activities
Net short-term debt (borrowings) repayments	3	(9)
Borrowings of long-term debt	1,703	933
Repayments of long-term debt	(1,555)	(1,188)
Net borrowings of affiliated debt	—	104
Purchase of note receivable due from parent	—	(24)
Deconsolidation of noncontrolling interest in variable interest entity	—	(24)
Long-term debt and credit facility financing fees	(33)	—
Payments of dividends on common stock	—	(9)
Payments of dividends to noncontrolling interest holder	—	(2)

Net cash provided by (used in) financing activities	118	(219)

Effect of exchange rates on cash and cash equivalents	1	12
(Decrease) increase in cash and cash equivalents	(13)	18
Cash and cash equivalents (unrestricted) at beginning of period	135	121

Cash and cash equivalents (unrestricted) at end of period	$122	$139